Exhibit 99.2

The share exchange described in this press release involves securities of a foreign company. This share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this press release has been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of companies in the United States.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers are residents of a foreign country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in open market or privately negotiated purchases.

May 9, 2014

Company Name: USHIO INC.
Name and Title of Representative:
Shiro Sugata, President and Chief Executive Officer
(Code Number: 6925, the first section of the Tokyo Stock Exchange)
Name and Title of Contact Person:
Hideaki Takizawa, General Manager, Accounting & Finance Department
(TEL +81-3-3242-1811 (from overseas))

Notice of Retained Earnings Dividend

USHIO INC. hereby announces today that the board of directors has adopted a resolution at its meeting held on May 9, 2014, that the board of directors will request the annual general meeting of shareholders to be held on June 26, 2014 to approve the distribution of retained earnings and declaration of a dividend with March 31, 2014, being the record date, as set forth below.

1.	Details of the Dividend
	Amount of dividend determined to be distributed	Most recent dividend forecast (announced on May 9, 2013)	Previous period results (Fiscal year ended March 2013)
Record Date	March 31, 2014	March 31, 2014	March 31, 2013
Dividend per share	26.00 yen (Regular dividend: 22.00 yen) (Commemorative dividend: 4.00 yen)	22.00 yen	22.00 yen
Total dividend amount	3,388 million yen	-	2,884 million yen
Effective date	June 27, 2014 (Scheduled)	-	June 28, 2013
Dividend resource	Retained earnings	-	Retained earnings

2.	Reasons
USHIO INC. celebrated the 50th anniversary of its incorporation on April 1, 2014, and truly appreciates the support and cooperation from all who have dealings with the company including shareholders.
Striving to constantly remain cognizant of the fact that returning profits to shareholders is one of the top priorities of corporations, the USHIO Group’s basic policy is to provide stable returns of profits to shareholders, while endeavoring to enhance its financial position and business foundations.
Based on this policy, taking business environment as well as business results into consideration, and expressing its gratitude to shareholders in commemoration of the 50th anniversary, USHIO INC. has decided to declare an annual dividend of 26 yen per share, consisting of a regular dividend of 22 yen per share, the same amount as in the previous fiscal year, and a commemorative dividend of 4 yen.

(Reference) Breakdown of annual dividend
Dividend per share
Record Date	End of Second Quarter	End of Fiscal Year	Total
Current period results (scheduled)	-	26.00 yen (Regular dividend: 22.00 yen) (Commemorative dividend: 4.00 yen)	26.00 yen (Regular dividend: 22.00 yen) (Commemorative dividend: 4.00 yen)
Previous period results (Fiscal year ended March 2013)	-	22.00 yen	22.00 yen

End

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements that reflect the company’s plans and expectations. These forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the company and the other relevant parties actual results, performance, achievements or financial position to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements. These forward-looking statements may be identified by words such as ‘believes’, ‘expects’, ‘anticipates’, ‘projects’, ‘intends’, ‘should’, ‘seeks’, ‘estimates’, ‘future’ or similar expressions or by discussion of, among other things, strategy, goals, plans or intentions. Actual results may differ materially in the future from those reflected in forward-looking statements contained in this document, due to various factors including but not limited to: failure of the parties to agree on some or all of the terms of the transactions; failure to obtain a necessary shareholders’ approval; inability to obtain some or all necessary regulatory approvals or to fulfill any other condition to the closing of the transaction; changes in laws or accounting standards, or other changes in the business environment relevant to the parties; challenges in executing our business strategies; the effects of financial instability or other changes in general economic or industry conditions; and other risks to consummation of the transaction.